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                                                                Exhibit 99


                                                        Chittenden
                                                        Corporation


Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820                  Kirk W. Walters
(802) 658-4000                                  (802) 660-1561
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For Immediate Release



January 26, 2001
                                                            #05/01

CHITTENDEN TO ACQUIRE MAINE BANK CORP.
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Burlington, VT -- Chittenden Corporation (NYSE:CHZ) and Maine Bank Corp.,
headquartered in Portland, Maine announced today that they had signed a definitive agreement whereby Chittenden will acquire Maine Bank Corp., and its subsidiary, Maine Bank & Trust for $49.25 million in cash. Consummation of the agreement is subject to regulatory approvals. The acquisition has received the approval of the shareholders of Maine Bank Corp. and is expected to close in the second quarter of 2001.

In announcing the agreement, Paul A. Perrault, Chittenden's Chairman, President and Chief Executive Officer, said, "We are extremely pleased to welcome Maine Bank & Trust into the Chittenden group and to move into the southern Maine market. We feel that MB&T fits our model of locally controlled commercial banks, in strong regional markets, very well. This is a great opportunity for Chittenden. In addition, the combination will broaden the array of financial services that Maine Bank & Trust offers to its customers."

Wayne C. McGarvey, Chairman and Chief Executive Officer of Maine Bank Corp., commented, "This transaction will accelerate our ability to provide a wider range of services to our market. Chittenden understands community banking and the need to keep local bankers with authority in place. This transaction follows a relationship that the two firms have established over many years. In working together, we have found that our banking policies and philosophies are very similar. This is good news for Maine and for our customers and employees."

Mr. Perrault also stated, "This acquisition is an excellent example of Chittenden's strategic objectives in mergers and acquisitions. It provides us the opportunity to be a meaningful player in a substantial marketplace with a well-managed franchise that is poised for growth. The operating plan emphasizes local bankers delivering a comprehensive product line."

Maine Bank Corp. had total assets of $236 million, deposits of $205 million, and $28 million of stockholders' equity at December 31, 2000. The Company had $172 million in loans, of which $123 million were commercial loans. In addition, MB&T has approximately $766 million in assets under administration, of which $565 million is under full discretionary management. It presently operates fifteen banking offices in the greater Portland area, from York and Kezar Falls, south and west of
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Portland, to Auburn and Brunswick, north of Portland. Following the completion of the transaction, Maine Bank & Trust will operate as a separate unit of Chittenden, maintaining its name and senior management team.

Chittenden also announced that Owen W. Wells, of the Libra Foundation, would join the Chittenden Corporation Board of Directors. Said Perrault, "We look forward to Owen joining Chittenden's Board and expect that he will be a strong member who will make significant contributions."

Mr. Perrault and Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call to discuss the acquisition at 3:45 p.m. eastern daylight time on Monday, January 29, 2001. Interested parties may access the conference call by calling 877-715-5317. Participants are asked to call in a few minutes prior to the call in order to register for the event. A replay of the call will be available through February 2, 2001, at 4 p.m. by calling 888-275-5257, (pin #2341).

This press release contains certain forward looking statements with respect to the financial condition, results of operation, and business of Chittenden Corporation following the consummation of the merger that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following possibilities: 1) expected cost savings from the merger cannot be fully realized or realized within the expected timeframes; 2) revenues following the merger are lower than expected or deposit attrition, operating costs, or customer loss and business interruption following the merger may be greater than expected; 3) competitive pressures among financial services companies increase significantly; 4) changes in the interest rate environment reduce interest margins; 5) general economic conditions, either internationally, nationally, or in the states in which the combined company will be doing business, are less favorable than expected; 6) changes may occur in the securities market; 7) technological changes; and 8) legislation or regulatory changes adversely affecting the business in which the combined company would be engaged.

Chittenden is a bank holding company with total assets of $3.8 billion at December 31, 2000. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, and Flagship Bank and Trust Company. It also operates under the names First Savings of New Hampshire, Mortgage Service Center of New England, The Pomerleau Agency, and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector.